EXHIBIT 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Connie Pautz	Charles Ives
Corporate Communications Director	Investor Relations Manager
Hutchinson Technology	Hutchinson Technology
320-587-1823	320-587-1605
HUTCHINSON TECHNOLOGY ANNOUNCES COST REDUCTIONS
Actions to Include Elimination of Approximately 500 Positions
     HUTCHINSON, Minn., June 5, 2007 — Hutchinson Technology Incorporated (Nasdaq: HTCH) announced today that it is reducing its overall operating costs in order to achieve fiscal 2008 profitability at currently anticipated levels of demand for its suspension assembly products. The cost reductions will include the elimination of approximately 500 positions, affecting employees at the company’s facilities in Hutchinson and Plymouth, Minnesota; Eau Claire, Wisconsin and Sioux Falls, South Dakota. The workforce reductions are expected to be complete by the end of June 2007.
     The company said it expects its financial results for its fiscal third quarter ending June 24, 2007 to include a pre-tax charge of approximately $5 million, or $0.11 per share, related to severance costs. The workforce reductions and other cost-cutting actions are expected to reduce expenses by approximately $35 million on an annualized basis.
     Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer, said the cost reduction efforts at the company were made necessary by current market conditions. “As discussed in our second quarter results announcement, we continue to have excess capacity, and we expect to incur a loss in 2007,” said Fortun. “We are reducing our cost structure and aligning our staffing levels with demand to position the company to achieve profitability in 2008 and beyond.”
     Through the first eight weeks of the fiscal third quarter and prior to any severance charges, the company estimates that it has incurred a net loss of approximately $6 million or $0.23 per share. Total employment at the end of the eight-week period was 5,353.

     Despite the current challenges, Fortun said that the company will continue to make strategic investments in the additive process required for its TSA+ suspension assemblies and in the commercial introduction of its InSpectraTM StO2 Tissue Oxygenation Monitor. “We remain encouraged by the long-term growth opportunities in both our Disk Drive Components and BioMeasurement Divisions,” said Fortun. “By reducing our cost structure, we will be more competitively positioned to take advantage of these future opportunities.”
     Hutchinson Technology’s Disk Drive Components Division is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology’s BioMeasurement Division is bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care.
     This announcement contains forward-looking statements regarding the company’s financial results, cost reduction efforts and results, strategic investments and overall demand and shipments for disk drives and suspension assemblies. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, the company’s ability to fully realize anticipated cost reductions, the company’s ability to produce suspension assemblies at levels of precision, quality, variety, volume and cost that its customers require, changes in product mix, changes in required investment to develop process capabilities, changes in expected data density and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.
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